NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2010 RESULTS

•	Q3 2010 EPS of $0.55, up 22% vs. $0.45 in Q3 2009
•	First nine months 2010 EPS of $2.19, up 192% vs. $0.75 in 2009
•	Net debt-to-total-capital ratio at 15%
•	$9.2 million of operating cash flow generated in Q3 2010

October 26, 2010

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced third quarter 2010 net sales of $137.7 million and earnings per diluted share of $0.55, compared to net sales of $118.9 million and earnings per diluted share of $0.45 for the third quarter of 2009.  For the first nine months of 2010, the Company reported net sales of $402.0 million and earnings per diluted share of $2.19, compared to net sales of $319.8 million and earnings per diluted share of $0.75 for the first nine months of 2009.  The third quarter 2010 results include a net $3.6 million, or $0.21 per diluted share, charge related to a non-income tax contingency.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “Our third quarter results remained strong with volumes close to second quarter levels despite seasonal slowdowns in Europe and increasing raw material costs.  Also, our solid cash flow generation allowed us to fund the aluminum business acquisition and make a significant pension payment while still reducing our debt by 8%.”

Further, Mr. Barry stated, “With economic activity plateauing in certain markets, we anticipate somewhat lower fourth quarter demand due in part to seasonal and other economic factors.  We also continue to experience pressure on our margins as raw material costs have continued to increase, notwithstanding the pricing actions taken in the third quarter.  Nevertheless, we expect fourth quarter results to remain strong but below the levels we experienced in the first half of this year.”

Mr. Barry continued, “Our earnings for the first nine months of 2010 have already surpassed the earnings for any full year in our history.  Besides our strong results, we are pleased with the progress we have made in other areas.  We have raised our dividend, made a small but strategic acquisition, and enhanced our financial flexibility for future growth by reducing our debt and amending our credit facility.  Over the next few years, we believe Quaker is well positioned for solid growth.  Our leadership positions in the faster growing countries like China, Brazil and India, as well as the gradual rebound in the more mature markets such as the U.S. and Europe, are expected to provide us with broad-based organic growth in all regions and businesses.  In addition, our strong balance sheet will allow us to invest in our key growth initiatives, including potential acquisitions.”

Third Quarter 2010 Summary

Net sales for the third quarter were $137.7 million, up 16% from $118.9 million for the third quarter of 2009.  The increase in net sales was primarily the result of a 15% increase in volume, which was experienced across the globe.  Selling prices and mix increased revenues by approximately 5%, as the Company implemented price increases to help offset higher raw material costs.  These increases were partially offset by lower automotive chemical management services (“CMS”) revenue reported on a gross basis and lower foreign exchange rates, each of which decreased revenues by approximately 2%.

Gross profit increased $4.6 million, or 10%, compared to the third quarter of 2009 as a result of increased volumes.  However, gross margin decreased to 35.6% from 37.4% in the third quarter of 2009, primarily driven by increased raw material costs, and is consistent with the second quarter 2010 gross margin percentage.

Selling, general and administrative expenses (“SG&A”) were flat compared to the third quarter of 2009.  Higher selling costs with increased business activity, as well as inflationary increases, were offset by decreases in incentive compensation.

As previously disclosed in the Company’s second quarter 2010 Form 10-Q, one of the Company’s subsidiaries discovered that it may have paid certain value-added-taxes (“VAT”) to an incorrect jurisdiction and, in certain cases, may not have collected sufficient VAT from certain customers.  The VAT regulations and circumstances surrounding this issue are extremely complex.  As a result, it is difficult to estimate both the probability and the amount of any potential exposure.  Included in the third quarter 2010 results is a net charge of $3.6 million, or approximately $0.21 per diluted share, consisting of a tax dispute settlement entered into by the subsidiary and the Company’s estimate of the net amount that may be ultimately paid to the other jurisdictions that have made inquiries of the subsidiary.  Please refer to the Company’s third quarter 2010 Form 10-Q for further discussion of this matter.

The Company incurred a final charge related to the former CEO’s supplemental retirement plan of approximately $1.3 million, or $0.08 per diluted share, in the third quarter of 2010, compared to a charge of $1.3 million, or $0.07 per diluted share, in the third quarter of 2009.

The decrease in other income is due to higher exchange rate losses compared to the third quarter of 2009.

The third quarter 2010 and 2009 effective tax rates include benefits of approximately $0.04 per diluted share and $0.02 per diluted share, respectively, due to the expirations of applicable statutes of limitations for uncertain tax positions.  In addition, the 2010 effective tax rate also reflects increased utilization of foreign tax credits and net operating losses, which were previously not benefited.

Year-to-Date Summary

Net sales for the first nine months of 2010 were $402.0 million, up 26% from $319.8 million for the first nine months of 2009.  The increase in sales was driven by significant increases in volume across the globe, as the comparisons to the prior year continue to reflect recovery from the global economic downturn.  The volume increases were partially offset by lower automotive chemical management services (“CMS”) revenue reported on a gross basis, which decreased revenues by approximately 5%.

Gross profit increased $35.7 million, or 33%, compared to the first nine months of 2009, largely as a result of increased volumes.  The year-to-date gross margin increased to 36.0% from 34.2% during the first nine months of 2009, as raw material costs did not begin to significantly increase until the middle of the second quarter of 2010.  In addition, reduced automotive CMS revenues reported on a gross basis contributed to the gross margin percentage increase.

SG&A increased $13.1 million, or 14%, compared to the first nine months of 2009.  Higher selling costs with increased business activity, inflationary costs, as well as increased incentive compensation were the primary drivers, representing 85% of the increase.  Differences in foreign exchange rates and other costs accounted for the remainder of the increase.

In the first quarter of 2009, the Company implemented a restructuring program totaling $2.3 million, or approximately $0.14 per diluted share, while 2010 includes a net charge of $3.6 million, or $0.21 per diluted share, for the contingency noted above.

Other income for the 2010 period includes higher license fees from increased business activities as well as foreign exchange rate gains versus losses in the 2009 period, which partially offset a gain related to the disposition of land in Europe of approximately $0.11 per diluted share in 2009.  Net interest expense decreased due to lower average debt balances as well as higher interest income.

Equity in net income of associated companies includes a charge of approximately $0.03 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

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Balance Sheet and Cash Flow Items

With operating cash flow of $9.2 million generated during the quarter, the Company’s net debt-to-total-capital ratio decreased to 15% as of September 30, 2010 compared to 19% at June 30, 2010.

During the third quarter of 2010, the Company completed the acquisition of the assets of D.A. Stuart’s U.S. aluminum hot rolling oil business from Houghton International.  With this acquisition, Quaker becomes a leading player in the U.S. aluminum hot rolling market, serving some of the largest reversing mills, single and multi-stand tandem finishing mills, and combination mill systems in the country.  The acquired business had net sales in 2009 of approximately $6.9 million.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical's investor conference call to discuss third quarter results is scheduled for October 27, 2010 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company's Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$137,669	$118,922	$401,980	$319,764

Cost of goods sold	88,641	74,450	257,081	210,541

Gross profit	49,028	44,472	144,899	109,223
%	35.6%	37.4%	36.0%	34.2%

Selling, general and administrative expenses	34,699	34,646	103,486	90,393
Contingencies charge	3,581	-	3,581	-
CEO transition costs	1,317	1,250	1,317	2,443
Restructuring and related charges	-	-	-	2,289

Operating income	9,431	8,576	36,515	14,098
%	6.9%	7.2%	9.1%	4.4%

Other (expense) income, net	(320)	217	1,566	2,027
Interest expense, net	(1,032)	(1,178)	(3,202)	(3,585)
Income before taxes and equity in net income of associated companies	8,079	7,615	34,879	12,540

Taxes on income before equity in net income of associated companies	1,661	2,747	8,985	4,063
	6,418	4,868	25,894	8,477

Equity in net income of associated companies	439	555	734	640

Net income	6,857	5,423	26,628	9,117

Less: Net income attributable to noncontrolling interest	517	371	1,716	829

Net income attributable to Quaker Chemical Corporation	$6,340	$5,052	$24,912	$8,288
%	4.6%	4.2%	6.2%	2.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.56	$0.46	$2.22	$0.76
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.55	$0.45	$2.19	$0.75

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$27,149	$25,051
Construction fund (restricted cash)	-	2,358
Accounts receivable, net	117,238	108,793
Inventories, net	58,807	50,040
Prepaid expenses and other current assets	13,831	12,656
Total current assets	217,025	198,898

Property, plant and equipment, net	65,586	67,426
Goodwill	49,493	46,515
Other intangible assets, net	7,175	5,579
Investments in associated companies	9,995	8,824
Deferred income taxes	31,953	31,692
Other assets	47,288	39,537
Total assets	$428,515	$398,471

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$939	$2,431
Accounts and other payables	59,854	60,939
Accrued compensation	16,939	16,656
Accrued pension and postretirement benefits	1,628	4,717
Other current liabilities	19,865	15,224
Total current liabilities	99,225	99,967
Long-term debt	58,445	63,685
Deferred income taxes	9,268	8,605
Accrued pension and postretirement benefits	26,678	27,602
Other non-current liabilities	48,477	42,317
Total liabilities	242,093	242,176

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,376,232 shares	11,376	11,086
Capital in excess of par value	35,731	27,527
Retained earnings	140,161	123,140
Accumulated other comprehensive loss	(7,919)	(10,439)
Total Quaker shareholders' equity	179,349	151,314
Noncontrolling interest	7,073	4,981
Total shareholders' equity	186,422	156,295
Total liabilities and equity	$428,515	$398,471

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$26,628	$9,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,448	6,948
Amortization	736	797
Equity in net income of associated companies, net of dividends	(523)	(610)
Deferred compensation and other, net	1,559	(30)
Stock-based compensation	2,371	1,585
Restructuring and related charges	-	2,289
Gain on disposal of property, plant and equipment	(24)	(1,194)
Insurance settlement realized	(1,225)	(1,104)
Pension and other postretirement benefits	(3,184)	(5,877)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(7,982)	951
Inventories	(8,645)	12,547
Prepaid expenses and other current assets	(2,656)	3,283
Accounts payable and accrued liabilities	5,007	10,273
Change in restructuring liabilities	-	(4,240)
Net cash provided by operating activities	19,510	34,735

Cash flows from investing activities
Capital expenditures	(6,259)	(9,811)
Payments related to acquisitions	(6,862)	(1,000)
Proceeds from disposition of assets	147	1,640
Insurance settlement received and interest earned	5,099	5,164
Change in restricted cash, net	(1,516)	416
Net cash used in investing activities	(9,391)	(3,591)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,394)	(1,796)
Proceeds from long-term debt	29	3,500
Repayments of long-term debt	(5,367)	(22,875)
Dividends paid	(7,768)	(7,565)
Stock options exercised, other	3,829	353
Excess tax benefit related to stock option exercises	2,294	-
Distributions to noncontrolling shareholders	-	(274)
Net cash used in financing activities	(8,377)	(28,657)

Effect of exchange rate changes on cash	356	1,990
Net increase in cash and cash equivalents	2,098	4,477
Cash and cash equivalents at the beginning of the period	25,051	20,892
Cash and cash equivalents at the end of the period	$27,149	$25,369